EXHIBIT 99

  FOR IMMEDIATE RELEASE                      Contact:  Mr. Charles R. Ofner
                                                             (713) 496-5000



        Houston, Texas...November 8, 1995...Reading & Bates Corporation (NYSE: RB) announced that ARCO China Inc. has elected to exercise the remaining three option wells for the fourth-generation semisubmersible JACK BATES, having earlier exercised one option well. Each well is at a different rate reflecting the continued tightening of the fourth-generation market. The unit will be utilized first on an assignment basis for one well offshore Vietnam for British Gas, estimated to begin late November 1995 and then for one well offshore Philippines for Occidental. The unit is then expected to return to the Peoples Republic of China for the remaining two wells.

        This program extension is expected to substantially fill the available time before the unit would be required to start its mobilization to the North Sea for the previously announced contract with Mobil U.K. As a number of operators have asked to have the JACK BATES drill a well for them either before it leaves the southeast Asia region, while in route to the North Sea, or in the North Sea prior to the start of such previously announced contract, we remain confident that the unit will continue to remain fully utilized at premium rates prior to commencing such contract.

        The market conditions for fourth-generation semisubmersibles and other high specification semis continue to improve with strong demand in the Far East, Gulf of Mexico and North Sea.

        Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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